Exhibit 10.1

EXECUTIVE EMPLOYMENT AND CHANGE OF CONTROL AGREEMENT

This Executive Employment and Change of Control Agreement (“Agreement”) is made effective as of the 21st day of November 2023 (the “Effective Date”), between CPS Technologies Corp., a Delaware corporation (the “Company”), and Brian Mackey (“Executive”).

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.    Definitions. As used in this Agreement, the following terms have the meanings indicated:

a.“    Accrued Amounts” means unpaid base salary, accrued but unused vacation and expense reimbursements due, which shall be paid upon or promptly after Executive’s Separation from Service, amounts due under any benefit or equity plan, grant or program, paid in accordance with the terms of such plan, grant or program.

b.“    Affiliate” means any subsidiary or other entity that, directly or indirectly through one or more intermediaries, is controlled by the Company, whether now existing or hereafter formed or acquired. For purposes hereof, “control” means the power to vote or direct the voting of sufficient securities or other interests to elect a majority of the Board.

c.“    Board” means the Company’s Board of Directors.

(i)“    Cause” means, as determined by the Company in its reasonable judgment, the following: Executive’s (i) material breach (other than a breach resulting from Executive’s incapacity due to a condition that with the passing of time would be a Disability) of or willful failure to perform Executive’s duties and responsibilities which is not remedied within three (3) business days after receipt of written notice from the Board specifying such breach; (ii) arrest, indictment or conviction of, or pleading of guilty or nolo contendere by, Executive to a felony or a crime involving moral turpitude; (iii) willful misconduct or gross negligence in connection with Executive’s employment; (iv) material breach of a fiduciary duty; (v) willful failure to comply with any valid and legal directive of the Company or the Board; (vi) material violation of the Company’s written policies or codes of conduct; (vii) material breach of any of Executive’s obligations under this Agreement or the Confidentiality Agreement; or (viii) commission of any act that materially harms the reputation of the Company.

d.“    Change in Control” means the occurrence of any of the following events:

(i)    The acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) fifty percent (50%) or more of either (i) the then-outstanding shares of Common Stock (the “Outstanding Common Stock”) or (ii) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors; provided, however, that for purposes of this subclause (i), the following acquisitions of capital stock of the Company (whether Common Stock or otherwise) shall not constitute a Change in Control: (1) any acquisition by any Person which as of the date hereof beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) twenty percent (20%) or more of the Outstanding Common Stock, or (2) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company;

(ii)    The consummation of a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity) more than fifty percent (50%) of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation; or

(iii)    The consummation of a plan or agreement for the sale or disposition of all or substantially all of the consolidated assets of the Company (other than such a sale or disposition immediately after which such assets will be owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Common Stock immediately prior to such sale or disposition).

e.“    Change in Control Termination” means a Qualifying Termination occurring either (i) within 180 calendar days prior to a Change in Control, so long as a definitive agreement pursuant to which transactions contemplated thereunder would result in a Change in Control has been executed prior to such Date of Termination or (ii) on or within one (1) year after a Change in Control occurs.

f.“    COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

g.“    Code” means the Internal Revenue Code of 1986, as amended.

h.“    Common Stock” means the Company’s Common Stock, $0.01 par value per share.

i.     “Company Entities” means the Company together with its successors, assigns and Affiliates, each of which (including the Company) may be referred to individually in this Agreement as a “Company Entity”.

j.“    Competitive Business” means any person, company or entity described in Section 4.a. of the Confidentiality Agreement.

k.“    Confidentiality Agreement” means that certain agreement, styled “Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement”, previously furnished to Executive by the Company and signed and delivered by Executive to the Company on or about August 3, 2023.

l.“    Disability” means disability as defined under the Company’s long-term disability plan (regardless of whether Executive is a participant under), including the completion of any time period required for full coverage under such plan.

m.“    Employment Offer” means the Company’s signed written offer of employment to Executive, dated June 24, 2023, a copy of which is attached hereto as Schedule A.

n.“    Exchange Act” means the Securities Exchange Act of 1934, as amended.

o.“    Executive’s Company Employment” means the time during which Executive is employed by any entity comprised within the definition of “Company Entities,” regardless of any change in the entity actually employing Executive.

p.“    Good Reason” shall mean, without Executive’s prior written consent, (i) a reduction of more than ten percent (10%) from Executive’s annual rate of base salary (and for the avoidance of doubt, any reduction that is equal to or less than such 10% amount may only occur to the extent in connection with a general reduction of annual rate of base salary that applies proportionately to all executive officers); (ii) Executive’s mandatory relocation to an office more than fifty (50) miles from the primary office location at which Executive was required to perform Executive’s duties prior to such relocation; (iii) a material diminution in Executive’s duties, responsibilities or authority, or the assignment of duties or responsibilities materially inconsistent with Executive’s position within the Company Entities; or (iv) any other action or inaction that constitutes a material breach of the terms of this Agreement, including the failure of a successor company to assume or fulfill the obligations under this Agreement. In each case, Executive must provide Company with written notice of the facts giving rise to a claim that “Good Reason” exists for purposes of this Agreement, within sixty (60) days of the initial existence of such Good Reason event, and Company shall have the right to remedy such event within thirty (30) days after receipt of Executive’s written notice. “Good Reason” shall cease to exist, and may not form the basis for claiming any compensation or benefits under this Agreement, if any of the following occurs:

(i)    Executive fails to provide the above-referenced written notice of the Good Reason event within sixty (60) days of its occurrence;

(ii)    Company remedies the Good Reason event within the above-referenced thirty (30) day remediation period; or

(iii)    Executive fails to resign within thirty (30) days after the above-referenced thirty (30) day remediation period.

q.

“Qualifying Termination” means the first to occur of a termination of Executive’s Company Employment by the Company without Cause or by Executive upon his resignation for Good Reason, in any such case in accordance with the applicable procedural provisions set forth in this Agreement.

r.“    Release Outside Date” means the date 40 days after the Date of Termination.

s.“    Restricted Period” means twelve (12) months following the Date of Termination.

t.“    Salary Continuation” means the monthly base salary immediately prior to the date Executive’s Company Employment terminates (“Date of Termination”) for a period of twelve (12) months commencing on the first payroll period following the Release Outside Date (“Salary Continuation Period”).

u.“    Section 409A Threshold” means an amount equal to the sum of the following amounts: (x) two times the lesser of (1) Executive’s base salary for services provided to the Company as an employee for the calendar year preceding the calendar year in which Executive has a Separation from Service; and (2) the maximum amount that may be taken into account under a qualified plan in accordance with Code Section 401(a)(17) for the calendar year in which Executive has a Separation from Service, and (y) the amount of Executive’s Salary Continuation that does not otherwise provide for a deferral of compensation by application of Treasury Regulation Section 1.409A-1(b)(4). In all events, this amount shall be limited to the amounts specified under Treasury Regulation Sections 1.409A-1(b)(9)(iii)(A) and 1.409A-1(b)(9)(iii)(B) and the amount of any payments of Salary Continuation described in Treasury Regulation Section 1.409A-1(b)(4)(i) or any successors thereto.

v.“    Separation from Service” means a “separation from service” with the Company within the meaning of Code Section 409A (and regulations issued thereunder). Notwithstanding anything herein to the contrary, the fact that Executive is treated as having incurred a Separation from Service under Code Section 409A and the terms of this Agreement shall not be determinative, or in any way affect the analysis, of whether Executive has retired, terminated employment, separated from service, incurred a severance from employment or become entitled to a distribution, under the terms of any qualified retirement plan (including pension plans and 401(k) savings plans) maintained by the Company.

w.“    Stock Option Agreement” means that certain agreement, styled “Statutory Stock Option Agreement Granted Under 2020 Stock Incentive Plan”, entered into by Executive and the Company on or about August 1, 2023.

x.“    Specified Employee” means a “specified employee” under Code Section 409A (and regulations issued thereunder).

2.    Employment. The Company hereby employs Executive as the Chief Executive Officer of the Company, reporting to the Board, and Executive agrees to be so employed, upon the terms and conditions hereinafter set forth.  Executive shall have the responsibilities, duties, and authority commensurate with the position of Chief Executive Officer, subject to such policies as may be adopted, and such orders as may be issued, by the Company. Executive warrants that Executive is free to enter into and fully perform this Agreement and is not subject to any employment, confidentiality, non-competition or other agreement that would restrict Executive’s performance under this Agreement.

3.    Prior Agreements. Except to the extent expressly provided otherwise in this Agreement, the terms of the Employment Offer, the Confidentiality Agreement and the Stock Option Agreement shall survive the execution of this Agreement.

4.    Term. The term of Executive’s employment hereunder shall commence on the Effective Date and shall continue unless terminated by either the Company or Executive pursuant to the termination provisions contained in this Agreement.

5.    Duties. Executive agrees to perform all services in connection with Executive’s employment well and faithfully and to the best of Executive’s ability and to carry out the policies and directives of the Company.  Executive agrees to take no action knowingly prejudicial to the interests of any Company Entity during Executive’s employment hereunder.  Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time subsequent to the execution of this Agreement.  During Executive’s employment hereunder, Executive’s services shall be completely exclusive to the Company and Executive shall devote all of Executive’s professional and business time, attention, energy and best efforts to the operations and strategic initiatives of the Company and the duties which shall be assigned to Executive from time to time. Executive shall not undertake any outside activity, whether or not competitive with the business of the Company, that could reasonably give rise to a conflict of interest or otherwise interfere with Executive’s duties and obligations to the Company. Notwithstanding the foregoing, Executive will be permitted to engage in personal business, civic or charitable activities that do not violate the terms of Sections 10 or 11 below or the Confidentiality Agreement, provided such activities do not unreasonably interfere with Executive’s performance of Executive’s duties under this Agreement.

6.    Compensation and Benefits. Executive’s compensation and benefits are detailed in the Employment Offer. In the event of a conflict between the contents of the Employment Offer and the terms of this Agreement, the terms of this Agreement shall govern, but only to the extent necessary to resolve such conflict. All conditions of employment, and the level and administration of benefits, will be governed by the Company’s policies and applicable plans, which are subject to change without notice.

7.    Termination. Either Executive or the Company may end the employment relationship at any time, for any reason, with or without notice or cause. Executive’s employment with the Company may be terminated as follows:

a.    Death or Disability. The employment of Executive shall terminate upon (i) the death of Executive, except that the compensation provided in Section 6 shall continue through the end of the month in which Executive’s death occurs, or (ii) the Disability of Executive.

b.    By the Company for Cause. The Company may terminate Executive’s employment immediately for Cause at any time upon written notice to Executive.

c.    By the Company Without Cause. The Company may terminate Executive’s employment with the Company for any other reason or no reason immediately upon written notice to Executive.

d.    Voluntary Resignation. Executive may terminate Executive’s employment with the Company at any time, effective upon thirty (30) days’ prior written notice to the Company. The Company may choose to accelerate the termination date in its sole discretion without obligation to provide compensation for the entire 30-day notice period. In no event will the Company’s acceleration of the termination date constitute termination of Executive’s employment by the Company.

e.    By Executive for Good Reason. Executive may terminate Executive’s employment for Good Reason.

8.    Final Compensation. In the event of termination of Executive’s employment with the Company Entities, howsoever occurring, the Company shall pay Executive the Accrued Amounts.

9.    Severance Benefits.

a.    Qualifying Termination. Subject to Sections 9(c) and 9(d), upon the occurrence of a Qualifying Termination that is not a Change in Control Termination, Executive shall be entitled to the following:

(i)    Salary Continuation during the Salary Continuation Period.

(ii)    For the Salary Continuation Period, and provided that COBRA continuation coverage is timely and properly elected by Executive, the Company shall reimburse to Executive the Company paid portion for the cost of coverage that is in effect for the Salary Continuation Period, and shall continue until the earlier of (i) the end of the 12-month Salary Continuation Period, or (ii) termination of Executive’s COBRA continuation coverage (the “COBRA Reimbursement”). If Executive becomes eligible to participate in another medical or dental benefit plan or arrangement through another employer during such period, the Company shall no longer provide COBRA Reimbursement. Executive is required to notify the Company within thirty (30) days of obtaining other medical or dental benefits coverage. COBRA Reimbursement shall be paid as determined by the Company and taxed in accordance with applicable law.

b.    Stock Option Vesting Acceleration. Upon the occurrence of (i) a Change in Control, or (ii) a Change in Control Termination, whichever occurs sooner, Executive’s outstanding and unvested stock options granted under the Stock Option Agreement, together with any other stock options, restricted stock units, or other unvested equity in the Company granted to Executive at any time prior to the Change in Control, shall immediately accelerate in full so that (notwithstanding any provision to the contrary in the Stock Option Agreement or any vesting schedule or agreement previously provided to Executive) all outstanding and unvested stock options granted under the Stock Option Agreement, and any other restricted stock options, restricted stock units, or other unvested equity granted to Executive, shall become vested (“CiC Vesting Acceleration”). CiC Vesting Acceleration resulting from a Change in Control Termination shall be in addition to the Salary Continuation and COBRA Reimbursement contemplated at Section 9(a) above.

c.    General Release and Waiver. Upon or following Executive’s Date of Termination potentially entitling Executive to the severance benefits set forth in Sections 9(a) or 9(b) above, Executive will execute a binding general release and waiver of claims in a form substantially similar to the attached Schedule B (the “General Release and Waiver”). For the avoidance of doubt, if the General Release and Waiver is not signed by the deadline specified therein or is signed but subsequently revoked, Executive will not receive any Salary Continuation, COBRA Reimbursement, or CiC Vesting Acceleration, as applicable.

d.    Exclusions. Executive shall not be entitled to continuation of compensation or benefits herein (including without limitation Salary Continuation, COBRA Reimbursement, or CiC Vesting Acceleration, as applicable) if Executive’s employment terminates for any other reason than a Qualifying Termination, except for the Accrued Amounts or as may be provided under any other agreement or benefit plan applicable to Executive at the time of the termination of Executive’s employment. Executive shall also not be entitled to Salary Continuation, the COBRA Reimbursement, or the CiC Vesting Acceleration (if it has not previously occurred), after Executive materially violates the terms of this Agreement, unless such violation is effectively curable and Executive cures such violation within ten (10) business days after written notice of such violation by the Company. Except as provided in this Section 9, all other compensation and benefits herein shall terminate as of the Date of Termination.

e.    Payment of Salary Continuation.

(i)    Subject to the terms of this subsection, Company shall pay Executive’s Salary Continuation due under Section 9(a)(i) in substantially equal installments on each regular salary payroll date for the Salary Continuation Period, except as otherwise provided in this Agreement. Salary Continuation payments shall be subject to withholdings for federal and state income taxes, FICA, Medicare and other legally required or authorized deductions. For the avoidance of doubt, Executive shall not be obligated to seek affirmatively or accept an employment, contractor, consulting or other arrangement to mitigate Salary Continuation and any other amounts received for such activities shall not reduce the amounts due hereunder. Further, to the extent Executive does not execute and timely submit the General Release and Waiver (in accordance with Section 9(c)) by the deadline specified therein, or revokes such General Release and Waiver, Salary Continuation, COBRA Reimbursement and/or CiC Vesting Acceleration shall terminate and not ever be applicable.

(ii)    If at the time of Separation from Service, Executive is a Specified Employee, payment of any nonqualified deferred compensation due during the six (6) month period referenced in Section 409A of the Code shall be deferred until the earlier of six (6) months and one (1) day after Executive’s Separation from Service or Executive’s death and then paid in a lump sum; provided that, if Executive’s Separation from Service qualifies under Code 409A for the application of the Section 409A Threshold, such Section 409A Threshold shall be applied, after application of any short term deferral period that applies to payments, such that full payment of the nonqualified deferred compensation shall be made until the Section 409A Threshold is reached and then any remaining payments during such six (6) months period shall be deferred until the end of the period or Executive’s earlier death.

(iii)    If any of the payments or benefits received or to be received by Executive (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this paragraph, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then such payments shall be reduced by the minimum possible amounts until no amount payable to Executive will be subject to the Excise Tax; provided, however, that no such reduction shall be made if the net after-tax payment (after taking into account federal, state, local or other income, employment and excise taxes) to which Executive would otherwise be entitled without such reduction would be greater than the net after-tax payment (after taking into account federal, state, local or other income, employment and excise taxes) to Executive resulting from the receipt of such payments with such reduction. In applying any such reduction, Executive shall be entitled to elect the order of reduction to the extent such right would not be a violation of Code Sections 280G, 409A or 4999. If it is a violation or Executive does not elect, to the extent any such payments may be subject to Code Section 409A, the reduction shall be applied to in the following order (i) any payments of Salary Continuation starting with the last payment due, (ii) vesting of compensatory awards of shares (or in the absence of shares, restricted stock units) to the extent Treas. Reg 1.280G-Q and A24(c) does not apply in reverse order, (iii) vesting of compensatory awards of shares (or in the absence of shares, restricted stock units) to the extent such Section does not apply in reverse order, (iv) compensatory stock options on the sum basis and sum order as (n) and (m) and then (v) any remaining payments on a pro rata basis in proportion to the amount of such payments that are considered “contingent on a change in ownership or control” within the meaning of Section 280G of the Code. All calculations and determinations under this subsection (e)(iii) shall be made by an independent accounting firm or independent tax counsel appointed by the Company whose determinations shall be conclusive and binding on the Company and Executive for all purposes and who (x) shall provide an opinion to the Company (in respect of which the Company shall use its reasonable best efforts to also require such firm or counsel to provide an opinion to Executive) that can be relied on for filing tax returns and (y) shall provide copies of all such calculations, as well as a copy of a formal valuation of any non-competition provision that impacts the foregoing calculations. All fees and expenses of the accounting firm or tax counsel shall be borne solely by the Company and shall be paid by the Company.

10.    Noncompetition.

a.    Executive acknowledges that, in consideration for the post-termination noncompetition restrictions set forth in Section 4 (“Non-competition”) of the Confidentiality Agreement, the Company has granted Executive an initial award of 200,000 stock options (the “Initial Grant”).  Executive acknowledges and agrees that the Initial Grant constitutes “other mutually-agreed upon consideration” for the purposes of the Massachusetts Noncompetition Agreement Act sufficient to support the post-termination noncompetition restrictions in the Confidentiality Agreement.

b.    The one (1) year period referenced in Section 4(a) of the Confidentiality Agreement, relating to Executive’s post-termination non-competition obligations, shall be extended to two (2) years upon Executive’s breach of his/her fiduciary duty and/or unlawful taking, physically or electronically, of property belonging to any Company Entity.

c.    Executive was provided this Agreement at least ten (10) days before it is to become effective and has had an opportunity to have this Agreement reviewed by an attorney prior to signing.

11.    Nonsolicitation. During Executive’s Company Employment and thereafter for the Restricted Period, Executive shall not, directly or indirectly, either by himself or by providing substantial assistance to others (i) solicit any employee of any Company Entity to terminate employment with the Company Entity, or (ii) employ or seek to employ, or cause or assist any other person, company, entity or business to employ or seek to employ, any individual who was both an employee of a Company Entity as of Executive’s Date of Termination and has been an employee of the Company Entity in the six (6) months prior to the event. The foregoing shall not be violated by general advertising not targeted at employees of any Company Entity or serving as a reference upon request to an entity with which Executive is not associated. The terms of this Section 11 supersede and extinguish the entirety of Section 5 (“Non-Solicitation”) of the Confidentiality Agreement.

12.    Reformation; Material Change. If any court of competent jurisdiction determines that any provision of Section 4 of the Confidentiality Agreement or Section 11 of this Agreement is unenforceable, the parties agree that Section 4 and Section 11, as applicable, should be interpreted to extend only over the maximum period of time or range of activities or geographic scope as to which it may be enforceable. The post-employment restrictions on Executive’s conduct contained in this Agreement and in the Confidentiality Agreement will continue to apply even if Executive’s duties, title, compensation, location or other terms or conditions of employment change, and even if such change or changes are material.

13.    Future Employment. During Executive’s Company Employment and thereafter for the Restricted Period, before accepting any employment with any Competitive Business (whether or not Executive believes such employment is prohibited by this Agreement or the Confidentiality Agreement), Executive shall disclose to the Company the identity of any such Competitive Business and provide a description of the duties that Executive expects will be involved in such prospective employment, including a reasonable description of any business, territory or market segment to which Executive may be assigned. Further, during Executive’s Company Employment and thereafter for the Restricted Period, Executive agrees that, before accepting any future employment, Executive will provide a copy of this Agreement to any prospective employer of Executive, and Executive hereby authorizes the Company to do likewise, whether before or after the outset of the future employment.

14.    Nondisparagement; Cooperation.

a.    During Executive’s Company Employment and following the termination of such employment for any reason, (i) Executive will not publicly disparage any Company Entity or its directors, officers, employees or products, and (ii) likewise, the Company Entities, and each of them, will take any and all reasonable measures aimed at ensuring that its current officers, directors and management not publicly disparage Executive. Each party agrees to promptly notify the other party upon becoming aware of any perceived violation of this Section, so that the other party may take appropriate action to cease such disparagement.

b.    During Executive’s Company Employment and for two (2) years following the termination of such employment for any reason, Executive will reasonably cooperate with the Company Entities in all investigations, potential litigation or litigation in which any Company Entity is involved or may become involved with respect to matters that relate to Executive’s Company Employment (other than any such investigations, potential litigation or litigation between Company and Executive); provided, that, Executive shall be reimbursed for reasonable travel and out-of-pocket expenses related thereto, but shall otherwise not be entitled to any additional compensation.

c.    Notwithstanding the foregoing, nothing in this Section 14 or any other provision of this Agreement shall prevent Executive or any Company Entity from (i) making any truthful statement to the extent, but only to the extent (A) necessary with respect to any litigation, arbitration or mediation involving this Agreement or the Confidentiality Agreement, including, but not limited to, the enforcement of this Agreement or the Confidentiality Agreement, in the forum in which such litigation, arbitration or mediation properly takes place or (B) required by law, legal process or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction, (ii) making normal competitive statements any time after the expiration of the Restricted Period, (iii) rebut false or misleading statements made by others and/or (iv) making any statements in the reasonable and good faith performance of duties to the Company.

15.    Indemnification. The Company shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, the Executive if the Executive was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, other than any claim, action or proceeding by or in the right of any Company Entity to procure a judgment in its favor and provided that Executive acted in good faith and in a manner Executive reasonably believed to be in or not opposed to the best interests of the Company, and in the case of a criminal proceeding, had no reasonable cause to believe that Executive’s conduct was unlawful (a “Proceeding”), by reason of the fact that the Executive is or was a director or officer of any Company Entity or, while a director or officer of a Company Entity, is or was serving at the request of any Company Entity as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by the Executive in a Proceeding. The Company shall pay (within thirty (30) days after a written claim therefor by the Executive) the expenses (including reasonably attorneys’ fees) incurred by the Executive in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Executive to repay all amounts advanced if it should be ultimately determined that the Executive is not entitled to be indemnified under this Section 15 or otherwise. Notwithstanding anything to the contrary in the foregoing, the Company shall be required to indemnify the Executive in connection with a Proceeding (or part thereof) commenced by the Executive only if the commencement of such Proceeding (or part thereof) by the Executive was authorized in advance by the Board. Executive shall not settle any Proceeding without the prior written consent of the Company, and the Company shall be entitled to participate in any proceeding at its own expense.

16.    Notices. All notices, request, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given (or received, as applicable) upon the calendar date when delivered by hand or when mailed by United States certified or registered mail with postage prepaid addressed as follows:

a.    If to Executive, to such person or address which Executive has furnished to the Company in writing pursuant to the above.

b.    If to the Company, to the attention of the Company’s Secretary at the address set forth on the signature page of this Agreement or to such other person or address as the Company shall furnish to Executive in writing pursuant to the above.

17.    Enforceability. Executive recognizes that irreparable injury may result to the Company, its business and property, and the potential value thereof in the event of a sale or other transfer, if Executive breaches any restriction imposed on Executive by the Confidentiality Agreement (as amended by this Agreement), or Sections 10 or 11 of this Agreement, and Executive agrees that if Executive shall engage in any act in violation of such provisions, then the Company shall be entitled, in addition to such other remedies and damages as may be available, to an injunction prohibiting Executive from engaging in any such act.

18.    Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon and enforceable by CPS Technologies Corp., its successors, pending assigns and Affiliates, all of which (other than CPS Technologies Corp.) are intended third-party beneficiaries of this Agreement. Executive hereby consents to the assignment of this Agreement to any person or entity, which is a successor to all or substantially all of the business of CPS Technologies Corp. provided such entity assumes the obligation hereunder in writing. The Company will require any successor (whether direct or indirect, by purchase or merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from the Company in the same amount and on the same terms as Executive would be entitled hereunder if Executive terminates Executive’s employment for Good Reason subsequent to a Change in Control.

19.    Validity. Any invalidity or unenforceability of any provision of this Agreement is not intended to affect the validity or enforceability of any other provision of this Agreement, which the parties intend to be severable and divisible, and to remain in full force and effect to the greatest extent permissible under applicable law.

20.    Choice of Law; Jurisdiction. Except to the extent superseded or preempted by federal U.S. law, the rights and obligations of the parties and the terms of this Agreement shall be governed by and construed in accordance with the domestic laws of the Commonwealth of Massachusetts, but without regard to the Commonwealth of Massachusetts’s conflict of laws rules. The parties further agree that the state and federal courts in Boston, Massachusetts, shall have exclusive jurisdiction over any claim which in any way arises out of Executive’s employment with the Company, including but not limited to any claim seeking to enforce the provisions of this Agreement.

21.    Section 409A Compliance. To the extent that a payment or benefit under this Agreement is subject to Code Section 409A, it is intended that this Agreement as applied to that payment or benefit comply with or be exempt from the requirements of Code Section 409A, and the Agreement shall be administered and interpreted consistent with this intent. Notwithstanding any provision of this Agreement to the contrary, for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered deferred compensation under Section 409A, references to Executive’s “termination of employment” (and corollary terms) with the Company shall be construed to refer to Executive’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company. Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A. With respect to any reimbursement or in-kind benefit arrangements of the Company that constitute deferred compensation for purposes of Section 409A, except as otherwise permitted by Section 409A, the following conditions shall be applicable: (i) the amount eligible for reimbursement, or in-kind benefits provided, under any such arrangement in one calendar year may not affect the amount eligible for reimbursement, or in-kind benefits to be provided, under such arrangement in any other calendar year, (ii) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever shall the Company or any of its Affiliates be liable for any additional tax, interest, or penalties that may be imposed on Executive as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code).

22.    Miscellaneous. This Agreement and its attached Schedules constitutes the entire agreement between the parties with regard to the subject matter hereof, superseding all prior understandings and agreements between the parties except as expressly provided in this Agreement. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement may be amended or modified only by a written agreement signed by Executive and a duly authorized officer or director of the Company. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which Executive has agreed.

[END OF DOCUMENT, SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

EXECUTIVE /s/ Brian Mackey
CPS Technologies Corp. /s/ Francis J. Hughes Jr. Chairman of the Board Address: 111 South Worcester Street Norton, MA 02766

Schedule A

[ANNEX OFFER OF EMPLOYMENT]

Schedule B

NOTICE: YOU MAY CONSIDER THIS GENERAL RELEASE AND WAIVER FOR UP TO TWENTY-ONE (21) DAYS. YOU MAY NOT SIGN IT UNTIL ON OR AFTER YOUR LAST DAY OF WORK. IF YOU DECIDE TO SIGN IT, YOU MUST DELIVER A SIGNED COPY TO CPS TECHNOLOGIES CORP. BY NO LATER THAN THE TWENTY- SECOND (22ND) DAY AFTER YOUR LAST DAY OF WORK TO THE GENERAL COUNSEL, CPS TECHNOLOGIES CORP., 111 SOUTH WORCESTER STREET, NORTON, MA, 02766. YOU MAY REVOKE THE GENERAL RELEASE AND WAIVER WITHIN SEVEN (7) DAYS AFTER SIGNING. ANY REVOCATION WITHIN THIS PERIOD MUST BE IMMEDIATELY SUBMITTED IN WRITING TO THE GENERAL COUNSEL AT THE ADDRESS SET FORTH ABOVE. YOU MAY WISH TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS DOCUMENT.

GENERAL RELEASE AND WAIVER

In consideration of the severance benefits that are described in the attached Executive Employment and Change of Control Agreement that I previously entered into with CPS Technologies Corp., dated as of [___________], I, for myself, my heirs, administrators, representatives, executors, successors and assigns, do hereby release CPS Technologies Corp., its current and former agents, subsidiaries, affiliates, related organizations, employees, officers, directors, stockholders, attorneys, successors, and assigns (collectively, “CPS”) from any and all claims of any kind whatsoever, whether known or unknown, arising out of, or connected with, my employment with CPS and the termination of my employment. Without limiting the general application of the foregoing, this General Release & Waiver releases, to the fullest extent permitted under law, all contract (express or implied), tort, defamation, and personal injury claims; all claims based on any legal restriction upon CPS’s right to terminate my employment at will; Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 2000e et seq.; the Age Discrimination in Employment Act, 29 U.S.C. §§ 621 et seq., as amended by the Older Workers Benefit Protection Act (29 U.S.C. § 621); the Americans with Disabilities Act, 42 U.S.C. §§ 12101 et seq.; the Rehabilitation Act of 1973, 29 U.S.C. §§ 701 et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1001 et seq. (“ERISA”); 29 U.S.C. § 1985; the Civil Rights Reconstruction Era Acts, 42 U.S.C. §§ 1981-1988; the National Labor Relations Act, 29 U.S.C. §§ 151 et seq.; the Family & Medical Leave Act, 29 U.S.C. §§ 2601 et seq.; the Immigration & Nationality Act, 8 U.S.C. §§ 1101 et seq.; Executive Order 11246 and all regulations thereunder; and any and all other state, federal or local laws of any kind, whether administrative, regulatory, statutory or decisional, including but not limited to the Massachusetts Fair Employment Practices Act (Mass. Gen. Laws ch. 151B et seq.), the Massachusetts Paid Family and Medical Leave Act, and the Massachusetts Wage Act (including Mass. Gen. Laws ch. 149, §§ 148 and 150).

This General Release & Waiver does not apply to any claims that may arise after the date I sign this General Release & Waiver. Also excluded from this General Release & Waiver are any claims that cannot be waived by law, including but not limited to (1) my right to file a charge with or participate in an investigation conducted by the Equal Employment Opportunity Commission and (2) my rights or claims to benefits accrued under benefit plans maintained by CPS and governed by ERISA. I do, however, waive any right to any monetary or other relief flowing from any agency or third-party claims or charges, including any charge I might file with any federal, state or local agency. I warrant and represent that I have not filed any complaint, charge, or lawsuit against CPS with any governmental agency or with any court. The release does not cover any rights to indemnification or rights to directors and officers liability insurance coverage.

I also waive any right to become, and promise not to consent to become a participant, member, or named representative of any class in any case in which claims are asserted against CPS that are related in any way to my employment or termination of employment at CPS, and that involve events that have occurred as of the date I sign this General Release and Waiver. If I, without my consent, am made a member of a class in any proceeding, I will opt out of the class at the first opportunity afforded to me after learning of my inclusion. In this regard, I agree that I will execute, without objection or delay, an “opt-out” form presented to me either by the court in which such proceeding is pending, by class counsel or by counsel for CPS.

I have read this General Release and Waiver and understand all of its terms.

I have signed it voluntarily with full knowledge of its legal significance.

I have had the opportunity to seek, and I have been advised in writing of my right to seek, legal counsel prior to signing this General Release & Waiver.

I was given at least twenty-one (21) days to consider signing this General Release & Waiver. I agree that any modification of this General Release & Waiver Agreement, even if material, will not restart the twenty-one (21) day consideration period.

I understand that if I sign the General Release & Waiver, I can change my mind and revoke it within seven (7) days after signing it by notifying the General Counsel of CPS in writing at CPS Technologies Corp., 111 South Worcester Street, Norton, MA 02766. I understand the General Release & Waiver will not be effective until after the seven (7) day revocation period has expired.

I understand that the delivery of the consideration herein stated does not constitute an admission of liability by CPS and that CPS expressly denies any wrongdoing or liability.

Date:	Signed by: Witness by: